CONSENT OF FURMAN SELZ LLC



We hereby consent (i) to the use of our name as financial advisors to SFX in this registration statement on Form S-4 of SFX Broadcasting, Inc. and the joint proxy statement/prospectus of SFX Broadcasting, Inc. and Multi-Market Radio, Inc. that is a part of this registration statement, (ii) to the inclusion of copies of our opinions as annexes to such joint proxy statement/prospectus, and (iii) to the references to such opinions included in such joint proxy statement/prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                              /s/ Furman Selz LLC
                                              -------------------------
                                              FURMAN SELZ LLC



September 30, 1996